The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated [●], 2023

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES1
(to Prospectus dated                       , 2023)

  Shares

NXG Cushing® Midstream Energy Fund

Common Shares

$        per Share

Investment Objective. NXG Cushing® Midstream Energy Fund (formerly, The Cushing® MLP & Infrastructure Total Return Fund) (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to obtain a high after-tax total return from a combination of capital appreciation and current income. There can be no assurance that the Fund will achieve its investment objective.

Investment Strategy. The Fund seeks to achieve its investment objective by investing, under normal conditions, at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in a portfolio of midstream energy investments (the “80% policy”). For purposes of the Fund’s 80% policy, the Fund considers midstream energy investments to be investments that offer economic exposure to securities of midstream energy companies, which are companies that provide midstream services in the energy infrastructure sector, including the gathering, transporting, processing, fractionation, storing, refining and distribution of natural resources, such as natural gas, natural gas liquids, crude oil refined petroleum products, biofuels, carbon sequestration, solar, and wind. The Fund considers a company to be a midstream energy company if at least 50% of its assets, income, sales or profits are committed to or derived from midstream energy services. As described in further detail in the accompanying Prospectus, the Fund's midstream energy investments include synthetic investments with economic characteristics similar to investments in midstream energy companies.

The Fund has previously qualified, and intends to continue to qualify, to be treated as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the "Code"). The Fund pursues its investment objective by generally investing in master limited partnerships ("MLPs") up to the maximum extent permitted of a RIC under the Code. Accordingly, the Fund will, as of the end of each fiscal quarter, invest no more than 25% of Managed Assets in securities of MLPs and other entities that are “qualified publicly traded partnerships” under the Code.

NYSE Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRV.” As of                             , the last reported sale price for the Fund’s Common Shares on the NYSE was $        per Common Share, and the net asset value of the Fund’s Common Shares was $          per Common Share, representing a [discount/premium] to net asset value of           %.

(continued on inside front cover)

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Investing in the Fund’s Common Shares involves certain risks. See “Risks” on page               of the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(1)	[The Fund has granted the underwriters an option to purchase up to an additional Common Shares at the public offering price, less the sales load, within days of the date of this prospectus solely to cover overallotments, if any. If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Fund will be $ , $ and $ , respectively. See “Underwriting.”]

(2)	[Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Fund.]

(continued from front cover)

This Prospectus Supplement, together with the accompanying Prospectus, dated            , 2023, sets forth concisely the information that you should know before investing in the Fund’s Common Shares. You should read this Prospectus, which contains important information about the Fund, together with any Prospectus Supplement, before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated ,            2023, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page            of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at www.cushingcef.com.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

The underwriters expect to deliver the Common Shares to purchasers on or about .

This Prospectus Supplement is dated                    .

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2023 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	NXG Cushing® Midstream Energy Fund (the “Fund”) is a non-diversified, closed-end management investment company registered under the 1940 Act that commenced investment operations on August 27, 2007. The Fund’s Investment Adviser is Cushing® Asset Management, LP.
Investment Adviser	The Fund’s investments are managed by its Investment Adviser, Cushing® Asset Management, LP d/b/a NXG Investment Management, whose principal business address is 600 N. Pearl Street, Suite 1205, Dallas, Texas 75201. The Investment Adviser is a wholly-owned investment advisory subsidiary of Swank Capital. The Investment Adviser was founded in 2003 and serves as investment adviser to registered and unregistered funds. As of [ ], 2023, the Investment Adviser managed approximately $[ ] billion in assets.
Listing and Symbol	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRV.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [premium/discount] to net asset value of %.
Distributions

The Fund intends to pay substantially all of its net investment income to Common Shareholders through monthly distributions. In addition, the Fund intends to distribute any net long-term capital gains to Common Shareholders at least annually. The Fund expects that distributions paid on the Common Shares will consist primarily of (i) investment company taxable income, which includes, among other things, ordinary income, net short-term capital gain and income from certain hedging and interest rate transactions, (ii) net capital gain (which is the excess of net long-term capital gain over net short-term capital loss), and/or (iii) return of capital.

The Fund's net investment income can vary significantly over time; however, the Fund seeks to maintain a more stable monthly distribution per share. The distributions paid by the Fund for any particular month may be more or less than the amount of net investment income for that monthly period.

In any given year, there can be no guarantee the Fund's investment returns will exceed the amount of distributions. The Fund may distribute more than the entire amount of the net investment income earned in a particular period, in which case all or a portion of a distribution may be a return of capital. The Fund's distributions have historically included, and may in the future include, a significant portion of return of capital. For the fiscal year ended November 30, 2022, the Fund's distributions were comprised of approximately 28% ordinary income and 72% return of capital. Accordingly, shareholders should not assume that the source of a distribution from the Fund is net income or profit, and the Fund's distributions should not be used as a measure of performance or confused with yield or income. Return of capital is the return of a portion of the shareholder's original investment up to the amount of the Common Shareholder’s tax basis in their Common Shares, which would reduce such tax basis. Although a return of capital may not be taxable, it will generally increase the Common Shareholder’s potential gain, or reduce the Common Shareholder’s potential loss, on any subsequent sale or other disposition of Common Shares.

Alternatively, the Fund may also distribute less than its net investment income in a particular period. The undistributed net investment income may be available to supplement future common share distributions. Undistributed net investment income is included in the Common Shares' net asset value, and, correspondingly, distributions from net investment income will reduce the Common Shares' net asset value.

With each distribution that does not consist solely of net investment income, the Fund will issue a notice to shareholders that will provide estimated information regarding the amount and composition of the distribution. The amounts and sources of distributions reported in each notice will be estimated, are likely to change over time and are not provided for tax reporting purposes. The final determination of such amounts will be made and reported to shareholders after the end of the calendar year when the Fund determines its earnings and profits for the year. The actual amounts and sources of the amounts for accounting and tax reporting purposes will depend upon the Fund's investment experience during its full fiscal year and may be subject to changes based on tax regulations. The Fund will send each shareholder a Form 1099-DIV for the calendar year that will tell shareholders how to report distributions for federal income tax purposes.

See “Distributions” in the accompanying Prospectus.

The Offering

Common Shares Offered by the Fund

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Fund will issue an additional Common Shares and will have               Common Shares outstanding after the Offering.

The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds	The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF FUND EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of                 (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered by this Prospectus Supplement and assuming the Fund incurs the estimated offering expenses. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load (as a percentage of offering price)%
Offering expenses borne by the Fund (as a percentage of offering price)%
Dividend Reinvestment Plan fees (per transaction sales fee)	$15.00(1)

Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Management fees(2)(3)%
Interest payments on borrowed funds(4)%
Other expenses(5)%
Total annual expenses(3)%

(1)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund. However, each participant will pay a pro rata share of brokerage commissions incurred in connection with open-market purchases. In addition, participants who request a sale of shares through the Plan Agent are subject to a $15.00 per transaction sales fee and pay a brokerage commission of $0.12 per share sold. For additional information, see "Distribution Reinvestment Plan" in the accompanying Prospectus.

(2)	The Fund pays the Investment Adviser an annual fee, payable monthly, in an amount equal to 1.25% of the Fund’s average weekly Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of % of the Fund’s Managed Assets (or % of the Fund's net assets attributable to common shares). If Financial Leverage of more than % of the Fund’s Managed Assets (or % of the Fund's net assets attributable to common shares) is used, the management fees, as a percentage of net assets attributable to common shares, would be higher than as shown above.

(3)	The Investment Adviser has agreed to waive a portion of the management fee in an amount equal to % of the Fund's Managed Assets through . The Fund’s annual expenses after giving effect to such management fee waiver are:
Annual Expenses	Percentage of Net Assets Attributable to Common Shares
Management fees(2)(3)%
Interest payments on borrowed funds(4)%
Other expenses(5)%
Total annual expenses(3)%

(4)	Based upon the Fund’s outstanding borrowings as of of approximately $ million and the borrowing rate on the facility as of , of %.

(5)	Other expenses are estimated based upon those incurred during the fiscal year ended . Other expenses do not include expense related to realized or unrealized investment gains or losses. See "Management of the Fund--Fund Expenses" in the accompanying Prospectus.

Example

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of % of net assets attributable to Common Shares, (2) the sales load of $        and estimated offering expenses of $                       , and (3) a 5% annual return*:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*	The example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example. The example assumes that the estimated “Other expenses” set forth in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at             :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ (assuming no exercise of the underwriters’ over-allotment option).

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:
Common Shares of beneficial interest, par value $0.01 per share; unlimited shares authorized, shares issued and outstanding (actual), shares issued and outstanding (as adjusted), and shares issued and outstanding (as further adjusted)
Additional paid-in capital
Net unrealized appreciation on investments, net of tax
Accumulated net realized gain on investments, net of tax
Accumulated net investment loss, net of tax
Net assets

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $                         million (or $                 million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within                  months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the offering of Common Shares. Certain legal matters will be passed on by                   ,           ,            , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov)

Shares

NXG Cushing® Midstream Energy Fund

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT